Exhibit 8
                                                                       ---------


By and between PRIMOR ALIMENTOS C.A., a corporation ("sociedad anonima") organized and domiciled in Caracas, and originally registered under the name ALPROVENCA, Alimentos y Productos Venezolanos, C.A., with the Commercial Registry ("Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on September 23, 1998, filed under No. 42, Vol. 251-A-Qto., with its corporate name changed to its current name pursuant to documentation filed with the Commercial Registry ("Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on December 13, 2000, under No. 49, Vol. 491-A-Qto. ("Primor Alimentos"), represented herein by its Director, Lorenzo Mendoza G., a Venezuelan citizen, of majority age, resident of Venezuela, holder of Venezuelan identity card no. 6.818.047, duly authorized to act by the document attached hereto and marked A (Exhibit A); PRIMOR INVERSIONES C.A., a corporation ("sociedad anonima") organized and domiciled in Caracas, and registered with the Commercial Registry ("Registro Mercantil Quinto de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on January 9, 2001, filed under No. 81, Vol. 497-A-Qto. ("Primor Inversiones" or the "Offeror" and, together with Primor Alimentos, "Primor") represented herein by its Director, Lorenzo Mendoza G., identified above, duly authorized to act by the document attached hereto and marked B (Exhibit B); on the one hand; and, on the other hand, MAVESA, S.A., a trading company ("sociedad mercantil"), originally registered with the Commercial Registry ("Registro de Comercio que llevaba el Juzgado de Primera Instancia en lo Mercantil del Distrito Federal"), on May 19, 1949, filed under No. 552, Vol. 2-B, whose last amendment was registered with the Commercial Registry ("Registro Mercantil Primero de la Circunscripcion Judicial del Distrito Federal y Estado Miranda"), on August 28, 2000, filed under No. 39, Vol. 148-A-Pro. ("Mavesa"), represented in this act by Josefina Nebreda de Sanabria, a Venezuelan citizen, of majority age, resident of Venezuela, holder of Venezuelan identity card no. 3.185.604 and Guillermo Trigo, a Spanish citizen, of majority age, of this domicile, holder of identity card no. 81.786.776, duly authorized by resolution of the management committee dated January 19, 2001, which resolution is attached hereto, marked C (EXHIBIT C), have entered into a contract which shall be governed by the following Clauses (together with all of its Exhibits, the "Contract"):

                                                                               2
                                                                Free translation


FIRST: BACKGROUND
-----------------

1) Mavesa was advised on January 9, 2001 of negotiations that were being carried out by a group of its shareholders and holders of American Depositary Receipts ("ADRs") representing shares of Mavesa. Subsequently, it learned that said conversations were with Primor. These negotiations culminated with the celebration of a contract, on today's date, whose content was communicated to Mavesa by said shareholders.

2) The management committee of Mavesa, in its session of January 19, 2001, analyzed the content of said contract, in particular the exhibit referring to the principal terms and conditions that would be included in the offers that Primor will carry out, both in Venezuela and in the United States (the "Offers").

The management committee of Mavesa, in consideration of said information; of that which is set forth in the provisions of the tenth clause of its organizational  document/bylaws  requiring  that  it  guide  "at all  times  its activities to further the best interests of the Company and the creation of value for the shareholders"; and that which is established in the provisions of the Rules for Public Offers of Acquisition, of Transfer and Assumption of Control of Companies which Make Public Offers of Shares and Other Rights Regarding the Same ("Normas sobre Ofertas Publicas de Adquisicion, de Intercambio y Toma de Control de Sociedades que Hacen Oferta Publica de Acciones y Otros Derechos Sobre las Mismas"), published in the Official Gazette ("Gaceta Oficial") of the Republic of Venezuela No. 37.039, of September 19, 2000 (the "Rules of Public Offers to Purchase Shares"), in particular paragraph 2 of its
Article 11 and its Articles 31 and thereafter; issued an internal regulation of general application which shall govern the conduct of Mavesa in the event of the initiation of a public offer of acquisition, of transfer or of assumption of control ("Public Offers") whose object is the shares or ADRs in circulation (the "Regulation"). The Regulation shall apply to the Offers of Primor, to any rival offer, if one occurs, as well as any other future public offer that may present itself.

SECOND: THE REGULATION
----------------------

                                                                               3
                                                                Free translation


1) Mavesa, for the purposes of facilitating the free development of the Offers; not embarking upon activities that obstruct the Offers; and contributing to the formation of a competitive market that increases the potential value of the shareholders and holders of ADRs, agrees to strictly adhere to the provisions of the Regulation, whose text is annexed here as EXHIBIT D, with particular attention to the following points:

         A) Rules for conduct relating to the general management of Mavesa during the course of Public Offers, placing special emphasis on freely allowing and not obstructing, for the benefit of its shareholders and holders of ADRs, rival Public Offers.

         B) Rules regarding the exercise of priority rights provided for under the sixth clause of the organizational document/bylaws of Mavesa.

         C) The calling of a special meeting of the shareholders to designate a new management committee and deputies in the event that one of the Public Offers is successful.

         D) Rules regarding the criteria for determining that a Public Offer in competition with an earlier offer can be considered by the management committee as more beneficial than the earlier offer.

         E)      Rules regarding treasury shares.

         F) Rules relating to the information to be furnished to those initiating Public Offers.

2) Mavesa declares that it shall follow like conduct and shall act with the greatest objectivity and impartiality, if a third party, other than Primor, initiates a Public Offer.

During the time which this Contract is in effect, Mavesa agrees to not modify the Regulation.

THIRD: ANALYSIS OF THE TERMS AND CONDITIONS OF THE CONTRACT BETWEEN PRIMOR AND THE SHAREHOLDERES AND ADR-HOLDERS OF MAVESA
--------------------------------------------------------------------------------

                                                                               4
                                                                Free translation


         As evidenced in the act of the management committee of Mavesa contained in EXHIBIT C, and in consideration of the recommendations prepared by Mavesa's Committee on Public Acquisition Offers, and prior consultation with its financial and legal advisors, Mavesa is of the view that the price and the other principal terms and conditions the Offers would have, provided that they are carried out in the agreed-upon manner, adequately reflect the value of its shares and ADRs and are favorable for the shareholders and holders of ADRs. Consequently, the management committee of Mavesa recommends the terms and conditions of the Offers. This, without prejudice to the possibility that rival Public Offers may be presented in the future which may possess greater appeal to the shareholders and holders of ADRs of Mavesa. Exhibit E to this Contract contains the press release which Mavesa and Primor shall jointly and immediately issue in accordance with the Capital Markets Law ("Ley de Mercado de Capitales") and the Regulations Relating to the Transparency of Capital Markets ("Normas Relativas a la Transparencia de los Mercados de Capitales").

         Therefore, upon commencement of the Offers, with terms and conditions identical to those agreed to by Primor and the shareholders and holders of ADRs indicated above, Mavesa, through its management committee, shall issue comments on the Offers recommending their acceptance, provided that there is not one or more rival Public Offers that the Management Committee of Mavesa deems more beneficial to the shareholders and holders of ADRs, all in accordance with the rules established in the fourth article of the Regulation. Mavesa authorizes Primor to include the recommendation of the board of directors in the reports on the Offers. The management committee of Mavesa shall not withdraw nor modify the recommendation on the Offers except in the event of rival Public Offers which this body determines to be more beneficial for the shareholders and holders of ADRs than the Offers, or in the event that that is required to comply with the obligations imposed upon the management by law or the bylaws of Mavesa.

FOURTH: COMPENSATION IN THE EVENT OF A SUCCESSFUL OFFER
-------------------------------------------------------

Taking into consideration that the presentment of Offers by Primor would favorably impact the quoted price of the shares and ADRs of Mavesa; that the price of the Offers is

                                                                               5
                                                                Free translation


greater than the average quote during the last six (6) months; that the presentment of the Offers adds value to the company and benefits the shareholders and holders of ADRs; that, in response to the Offers, Public Offers could be presented that are more favorable than the Offers, which would benefit both the shareholders and holders of ADRs and the competitive environment; Mavesa, taking into consideration the effort exerted by Primor to present Offers and in consideration of its contribution to the creation of value for the shareholders and holders of ADRs and for the development of freedom of competition in setting the price of shares of Mavesa, shall pay to Primor, in the event of a successful rival offer presented by a company not related with Primor within the next twelve (12)months following the present date, a one-time amount equal to one-and-one-half percent (1.5%) of the total amount paid to the shareholders and holders of ADRs who accepted the winning offer. Said payment shall be made in cash, exclusively in United States Dollars, within ten (10) trading days following the payment of the price provided for in the winning offer. In the event that said amount is not paid within the aforementioned time period, interest shall accrue at the rate of nine percent (9%) annually.

The management committee of Mavesa shall not solicit or bring about offers to purchase shares or ADRs of Mavesa or its subsidiaries or proposals of mergers, restructurings, strategic alliances, recapitalizations, or similar transactions relating to Mavesa or its subsidiaries. The management committee shall furnish information about Mavesa and its subsidiaries, and shall be able to partake in discussions or negotiations relating to the aforementioned transactions only in the following cases: (1) when an unsolicited cash acquisition proposal is previously received in writing; and (2) in the event that an unsolicited competing public offer is initiated for all of the shares and ADRs of Mavesa which its shareholders and holders of ADRs wish to sell independent of the minimum condition. In both cases, it shall be necessary that a prior conclusion by the Management Committee deem said offer more beneficial for the shareholders and holders of ADRs than the Offers, and that the offeror subscribe to a confidentiality agreement with terms substantially similar to the confidentiality agreement described in the Fifth Clause. Notwithstanding the aforesaid, the management committee shall be authorized to furnish information about Mavesa and its subsidiaries to any third party that has initiated a

                                                                               6
                                                                Free translation


Competing Public Offer and which subscribes to a confidentiality agreement with terms substantially similar to the confidentiality agreement described in the Fifth Clause.

FIFTH
-----
Except for the provisions of the Fourth Clause, this Contract shall remain in effect through June 30, 2001, or until such prior date upon which the Offers expire without acquisition of the Shares or ADRs.

SIXTH: EXPENSES
---------------

         The expenses incurred in relation to this contract shall be paid and covered by the party who causes them.

SEVENTH: NOTIFICATIONS
----------------------

         For the purposes of this contract, all notification relating to this contract shall be understood to be valid if made by way of delivery of the respective written communications to the following addresses:

         Primor:
         Cuarta Transversal de los Cortijos De Lourdes
         Centro Empresarial Polar,Piso 4
         Los Cortijos de Lourdes
         Caracas
         Atencion: Guillermo Bolinaga, Direccion de Assuntos Legales
         Tel. 202-3414
         Fax. 202-3364

         Mavesa:  Avenida Principal de los Cortijos de Lourdes
         Edificio Mavesa
         Caracas
         Atencion: Josefina Nebreda de Sanabria
         Tel. 203-7300
         Fax. 203-7439

Any party shall be able to modify their notification address by way of written communication to the other party. However, as long as such notification has not been made, the addresses for notification shall remain the same.

EIGHTH: ARBITRATION
-------------------

                                                                               7
                                                                Free translation


The parties shall attempt to resolve any dispute relating to this Contract promptly and in good faith. Should any difference or dispute arise relating to this Contract, its interpretation, validity, effectiveness or execution, a period of seven (7) consecutive days shall be allowed for the purpose of allowing the parties to attempt to arrive at an amicable resolution. Said period may be extended by agreement between the parties.

Upon expiration of the aforementioned time period or upon a failure to agree to an extension of said period, the parties agree that any dispute that may arise in relation to this contract, its interpretation, its validity, its effectiveness or its execution and everything relating to the foundation of the dispute, shall be definitively resolved by way of independent legal arbitration, applying exclusively the laws of the Republic of Venezuela, held in the city of Caracas, conducted in Spanish, in accordance with the Law of Commercial Arbitration ("Ley de Arbitraje Comercial") of the Republic of Venezuela, and in accordance with the following rules:

    (i) The arbitration shall be conducted by three (3) neutral arbitrators chosen in the following manner: each party shall appoint an arbitrator and the arbitrators chosen by each of the parties shall in turn designate a third arbitrator, who shall be President of the Arbitration Tribunal. The appointment of the members of the
            Arbitration Tribunal shall not exceed a maximum of ten (10) consecutive days from the date of the request for arbitration, on which date the Arbitration Tribunal should be constituted. In the event that the arbitrators chosen by the parties cannot reach agreement regarding the selection of a third arbitrator, then in the afternoon of the business day following the expiration of the aforesaid ten (10) consecutive days, each party shall introduce into a bag three (3) ballots, each of which shall indicate the name of a proposed arbitrator. Once all ballots have been introduced into the bag, one ballot shall be drawn which shall indicate the name of the third arbitrator. The person to withdraw the ballots shall be chosen at random.

    (ii)    In  any   event,   the   arbitrators   shall   have  the   following
            qualifications: (a) have a strong command of the Spanish and English languages; (b) be

                                                                               8
                                                                Free translation


            neutral and have no conflicts of interest; (c) be an attorney with exposure to the laws and commercial practices of Venezuela and the United States; and (d) have prior experience in the area of commercial arbitration.

    (iii) The citation for contesting the petition for arbitration and other notifications during the proceedings, shall be made in the form and to the address of notification of the named party(ies) in accordance with the provisions of the seventh clause of this contract.

    (iv) The substantiation of the arbitration proceeding shall begin the business day following the constitution of the Arbitration Tribunal.

    (v) The parties shall be allowed thirty (30) consecutive days, counted from the date on which the substantiation of the arbitration proceeding begins, to present their evidence and allegations. Said period shall not be allowed to be extended except by written consent of the parties and prior written consent, duly reasoned, by the members of the Arbitration Tribunal

    (vi) The arbitrators shall be allowed thirty (30) consecutive days, counted from the completion of the period for the presentation of evidence and allegations of the parties, to issue the arbitration ruling. Said period shall not be able to be extended except by written consent of the parties and prior written consent, duly reasoned by the members of the Arbitration Tribunal.

    (vii) The arbitration ruling shall be evidenced in writing and shall indicate the findings of fact upon which it is based, and the factual and legal reasons for the decision therein.

    (viii) The arbitration ruling shall be final and binding upon the parties and shall include a ruling on the expenses, including reasonable fees and expenses of attorneys. Upon submitting the dispute to arbitration in accordance with the present clause, it shall be understood that the parties shall have waived their right to any recourse to which they were rightfully entitled against the rulings

    (ix) The expenses, including reasonable fees and expenses of attorneys, shall be incurred wholly by the party which is defeated by the arbitration

                                                                               9
                                                                Free translation


            ruling. If neither of the parties is completely defeated by the arbitration ruling, the costs of the arbitration proceeding shall be divided equally between the parties, except for the fees and expenses of attorneys of the parties, which shall be incurred by each of them.

    (x) The arbitration ruling may be judicially enforced in any court having jurisdiction over the same or which has jurisdiction over the parties or their assets.

By entering into this Agreement, the parties accept and agree to the use of the arbitration proceeding contained in this Clause and expressly waive any defense which could be alleged based on lack of jurisdiction or competence.

The parties and the members of the Arbitration Tribunal shall maintain strict confidentiality with respect to the proceedings, the information furnished by the parties and the results of the arbitration ruling, except in the event that said information must be made public pursuant to any legal or judicial requirement.

NINTH: COMMUNICATIONS
---------------------

All public announcements, press declarations and communications with public entities with respect to this Contract and the Offers shall be made with prior consultation and coordination by the parties, and shall be prepared with terms that preserve the rights of the shareholders and compliance with Venezuelan Law and American Law.

TENTH: COOPERATION
------------------

         The parties shall cooperate and instruct the transfer agent of Mavesa, the depositary of the ADRs of Mavesa and the agents of the Offers so that they cooperate in all aspects of the proceeding of the Offers and their acceptances, furnishing information regarding the ownership and availability of shares and ADRs and encumbrances upon the same and the exercise of priority rights.

ELEVENTH: CHOICE OF LAWS
------------------------

                                                                              10
                                                                Free translation


         This Contract shall be governed by the laws of the Republic of Venezuela.

TWELFTH: JURISDICTION
---------------------

         For purposes of this contract, the city of Caracas is chosen, as special and exclusive domicile for the purposes of this contract, the parties hereby submitting to the jurisdiction of the tribunals of that city.

Three (3) counterparts of this agreement, with the same tenor and effect, have been made.

Caracas, on this twenty first (21st) day of the month of January, in the year two thousand one (2001).



         By MAVESA, S.A.


         --------------------
         Josefina Nebreda de Sanabria



         -------------------
         Guillermo Trigo



         By PRIMOR INVERSIONES, C.A.


         ------------------
         Lorenzo Mendoza G.
         Director

                                                                              11
                                                                Free translation


         By PRIMOR ALIMENTOS, C.A.



         -----------------
         Lorenzo Mendoza G.
         Director